Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-81680, 333-30267, 333-103405, 333-127988, 333-135022, 333-141256 and 333-149427) of Navigant Consulting, Inc. and subsidiaries (the “Company”) of our reports dated February 19, 2010 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Navigant Consulting, Inc.

/s/  KPMG LLP
KPMG LLP

Chicago, Illinois
February 19, 2010